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                                                                   EXHIBIT 10.34

                             Cabletron Systems, Inc.

                                 August 2, 2001

Eric Jaeger
51 Evans Road
Madbury, NH  03820

Eric:

This letter will reflect the agreement between you and Cabletron Systems, Inc. (including its successor Enterasys Networks, the "Company") concerning your provision of strategic advice and assistance to Aprisma, Enterasys and Riverstone (the "Operating Companies") after September 2, 2001. This letter is independent of and in addition to the letter between you and Cabletron Systems, Inc. dated July 16, 2001.

PROJECTS You and either (i) Craig Benson, as the Board's representative, or (ii) the CEOs of the Operating Companies, will determine by mutual agreement, the projects to be performed by you.

AVAILABILITY From September 3 through December 31, 2001, in exchange for being available at least 80 hours per month, you will receive weekly compensation of $3,000. From January 1, 2002 through September 2, 2002, in exchange for being available at least 10 hours per month, you will receive weekly compensation of $1,500. For time spent on specific projects, your compensation will be determined by mutual agreement between you and Craig Benson or the applicable Operating Company. The applicable Operating Company will pay for or reimburse you for all travel and other out-of-pocket business expenses. For projects on behalf of Riverstone or Aprisma, that Operating Company will be responsible for reimbursing the Company for the associated compensation. You will be maintained on the Company's (or its successor Enterasys') employee benefit plans at no cost to you, including full health, life and retirement plans offered to the senior management of the Company, through September 2, 2002.

FACILITIES In order to facilitate your providing strategic assistance to Enterasys, Riverstone and Aprisma, you will maintain your current offices and facilities through at least December 31, 2001. The Company will make available Wendi Fenderson or, if she is unavailable, a reasonably acceptable assistant to provide full-time support to you and Piyush Patel. In addition, you will retain key card access to all facilities at the Operating Companies through at least September 2, 2002 and the Company will continue to provide your current telecommunications equipment and services, including cell phone service, company telephone number, home business line, Cabletron email and Blackberry service through at lest September 2, 2002.

SCHEDULE Your work schedule will be based upon the needs of the projects you have agreed to perform, as reasonably determined by you. It is expressly understood that you may conduct other activities unrelated to the business of Enterasys, Aprisma and Riverstone to the extent permitted by the schedule of the projects you have agreed to perform.

TERMINATION You may terminate this agreement on two weeks prior notice to the Company.

                                            Cabletron Systems, Inc.


/s/ Eric Jaeger                             By: /s/ Piyush Patel
--------------------------------                --------------------------------
Eric Jaeger                                     Piyush Patel
                                                President and CEO